Exhibit 5.1

June 23, 2021

The Glimpse Group, Inc.

15 West 38th St, 9th Fl

New York, NY 10018

Re: Registration Statement on Form S-1 (File No. 333-255049)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, as amended (the “Registration Statement”), of The Glimpse Group, Inc., a Nevada corporation (the “Company”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of: an underwritten public offering of up to 2,012,500 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which consists of (i) 1,912,500 Shares to be sold by the Company (the “Company Shares”), including up to 262,500 shares that may be sold pursuant to the underwriters’ over-allotment option, and (ii) up to 100,000 Shares that may be sold by the selling stockholders identified in the Registration Statement (the “Stockholder Shares”), upon the exercise of an option to purchase Shares granted to the underwriters.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen common stock certificates, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Company Shares, when sold and issued against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Stockholder Shares, when issued upon exercise of the options, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.	The opinions expressed herein are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, liquidated damages, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

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